Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Energy Transfer LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common units representing limited partner interests	Rule 457(c)	40,000,000	$14.665	$586,600,000	0.00014760	$86,582.16

	Total Offering Amounts					$586,600,000		$86,582.16

	Total Fee Offsets							—

	Net Fee Due							$86,582.16

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the common units representing limited partner interests in Energy Transfer LP (“Common Units”) being registered hereunder include such indeterminate number of Common Units as may be issuable with respect to the Common Units being registered hereunder as a result of unit splits, unit dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average high and low sale prices for our common units on February 28, 2024 as reported on the New York Stock Exchange.